Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
August 5, 2015	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS STRONG SECOND QUARTER 2015 RESULTS

•	Reported Adjusted EBITDA of $150 million, up 36 percent from the second quarter of 2014

•	Generated Distributable Cash Flow of $141 million, up 52 percent from the second quarter of 2014, resulting in a distribution coverage ratio of 1.17 times in the second quarter of 2015

•	Declared quarterly distribution of $0.78 per unit, or $3.12 per unit annualized

•	Completed and placed the 200MMcf/d Lucerne 2 Plant in the DJ Basin into service

DENVER, August 5, 2015 (GLOBE NEWSWIRE) - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2015.

SECOND QUARTER 2015 SUMMARY RESULTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015 (4)	2014 (4)	2015 (4)	2014 (3)(4)
	(Unaudited)
	(Millions, except per unit amounts)

Net (loss) income attributable to partners(1)	$(2)	$29	$67	$108
Net (loss) income per limited partner unit - basic and diluted(1)	$(0.29)	$0.02	$0.04	$0.49
Adjusted EBITDA(2)	$150	$110	$312	$248
Adjusted net income attributable to partners(2)	$102	$58	$214	$151
Adjusted net income per limited partner unit(2) - basic and diluted	$0.62	$0.29	$1.33	$0.91
Distributable cash flow(2)	$141	$93	$281	$215

(1)
Includes non-cash commodity derivative mark-to-market losses of $55 million and $30 million for the three months ended June 30, 2015 and 2014, respectively, and losses of $97 million and $43 million for the six months ended June 30, 2015 and 2014, respectively. Includes a non-cash goodwill impairment of $49 million for three and six months ended June 30, 2015.

(2)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)
Includes our Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period.

(4)
The Partnership recognized $1 million and $5 million of lower of cost or market adjustments during the three and six months ended June 30, 2015, there were no lower of cost or market adjustments for the three months ended June 30, 2014 and $3 million for the six months ended June 30, 2014.

RECENT HIGHLIGHTS

•	Reported adjusted EBITDA of $150 million in the second quarter of 2015, up 36 percent from $110 million in the second quarter of 2014.

•
Generated distributable cash flow of $141 million in the second quarter of 2015, up 52 percent from $93 million in the second quarter of 2014, resulting in a distribution coverage ratio of 1.17 times in the second quarter of 2015.

•	Declared distribution of $0.78 per limited partner unit, or $3.12 per unit annualized.

•
In June 2015, the Partnership placed its 200MMcf/d Lucerne 2 plant into service in the DJ Basin. Under terms of the fee based processing agreement, fees begin 30 days after the in service date, commencing in late July.

•	During the six months ended June 30, 2015, the Partnership completed approximately $225 million of growth capital and is on track to meet its 2015 $300 million growth forecast.
CEO'S PERSPECTIVE
"Our strong results highlight the performance and diversity of our asset portfolio. We remain focused on optimizing our assets and executing on future growth projects and cost controls to help mitigate the impact of reduced commodity prices and drilling activity in this challenging industry environment," said Wouter van Kempen, Chairman and CEO of the Partnership, and Chairman, CEO and President of DCP Midstream, the owner of the Partnership's general partner. "We are very excited with the on time and on budget start-up of our Lucerne 2 plant in the DJ Basin. In addition to Lucerne 2, Keathley Canyon and the Sand Hills laterals are all expected to ramp-up quickly, contribute to earnings and support our distributable cash flow.”
QUARTERLY CASH DISTRIBUTION
On July 28, 2015, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter and reflects the current industry environment and the Partnership's approach to sustainable ongoing distributions. This represents an increase of 3.0 percent over the distribution declared in the second quarter of 2014. The Partnership's distributable cash flow of $141 million for the three months ended June 30, 2015, provided a 1.17 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.14 times. The Partnership expects a fiscal year 2015 distribution of $3.12 per limited partner unit.
CONSOLIDATED FINANCIAL RESULTS
Adjusted EBITDA for the three months ended June 30, 2015 increased to $150 million from $110 million for the three months ended June 30, 2014, reflecting higher results in our Natural Gas Services segment from the completion of the Keathley Canyon project at Discovery, commodity hedges which reduce the effects of lower commodity prices and higher valued product mix, higher results in our NGL Logistics segment reflecting volume growth on the Sand Hills and Front Range NGL pipelines, and higher unit margins and fees from the conversion of our Chesapeake propane terminal to a butane export facility in our Wholesale Propane Logistics segment, partially offset by higher general and administrative costs as a result of an increase in the annual fee under our services agreement.
Adjusted EBITDA for the six months ended June 30, 2015 increased to $312 million from $248 million for the six months ended June 30, 2014, reflecting higher results in our Natural Gas Services segment due to the completion of the Keathley Canyon project at Discovery, commodity hedges which reduce the effects of lower commodity prices and higher valued product mix, partially offset by lower unit margins on storage assets and a one-time favorable contractual producer settlement in the first quarter of 2014. We also had higher results in our NGL Logistics segment reflecting growth from the contribution of Sand Hills and Southern Hills pipelines at the end of the first quarter of 2014 and the volume ramp-up on these and the Front Range pipeline. Results in our Wholesale Propane Logistics segment were higher due to a partial recovery of a non-cash lower of cost or market, or LCM, inventory adjustment recognized in the fourth quarter of 2014, higher unit margins and fees from the conversion of our Chesapeake propane terminal to a butane export facility. Results also reflect higher general and administrative costs as a result of an increase in the annual fee under our services agreement.
OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services - Adjusted segment EBITDA increased to $124 million for the three months ended June 30, 2015, from $96 million for the three months ended June 30, 2014, reflecting the completion of the Keathley Canyon project at Discovery, commodity hedges which reduce the effects of lower commodity prices and higher valued product mix.

Adjusted segment EBITDA increased to $245 million for the six months ended June 30, 2015, from $220 million for the six months ended June 30, 2014, reflecting the completion of the Keathley Canyon project at Discovery, commodity hedges which reduce the effects of lower commodity prices and higher valued product mix, partially offset by lower unit margins on storage assets and a one-time favorable contractual producer settlement in the first quarter of 2014.
NGL Logistics - Adjusted segment EBITDA increased to $43 million for the three months ended June 30, 2015, from $32 million for the three months ended June 30, 2014, reflecting volume growth on the Sand Hills and Front Range NGL pipelines.
Adjusted segment EBITDA increased to $82 million for the six months ended June 30, 2015, from $49 million for the six months ended June 30, 2014, reflecting growth from the contribution of Sand Hills and Southern Hills pipelines at the end of the first quarter of 2014 and the volume ramp-up on these and the Front Range pipeline.
Wholesale Propane Logistics - Adjusted segment EBITDA increased to $4 million for the three months ended June 30, 2015, from a loss of $2 million for the three months ended June 30, 2014, reflecting higher unit margins.
Adjusted segment EBITDA increased to $27 million for the six months ended June 30, 2015, from $11 million for the six months ended June 30, 2014, reflecting a partial recovery of a non-cash LCM adjustment recorded in the fourth quarter of 2014, higher unit margins and the conversion of our Chesapeake propane terminal to a butane export facility.
CORPORATE AND OTHER
Interest expense for the three and six months ended June 30, 2015 increased primarily due to higher average outstanding debt balances associated with the growth in our operations. General and administrative expenses increased in 2015 compared to 2014 as a result of an increase in the annual fee under our services agreement.
During the three months ended June 30, 2015 the Partnership recorded a noncash goodwill impairment of $49 million related to its Collbran, Michigan and Southeast Texas reporting units.

BALANCE SHEET AND CAPITAL MARKETS
At June 30, 2015, the Partnership had cash of $24 million and $2,162 million of long-term debt outstanding composed of senior notes and $100 million of borrowings outstanding under its revolving credit facility. Total available revolver capacity was $1,149 million, all of which was available for working capital and other general partnership purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended June 30, 2015, was approximately 3.1 times. The effective interest rate on the Partnership's overall debt position, as of June 30, 2015, was 3.7 percent. During the second quarter 2015, the Partnership did not issue any equity.
COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.
For the three and six months ended June 30, 2015, commodity derivative activity and total revenues included non-cash losses of $55 million and $97 million, and non-cash losses of $30 million and $43 million for the three and six months ended June 30, 2014. Net hedge cash settlements for the three and six months ended June 30, 2015, were receipts of $49 million and $110 million. Net hedge cash settlements for the three and six months ended June 30, 2014, were receipts of $8 million and $6 million.

EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss second quarter results on Thursday, August 6, 2015, at 10:00 a.m. ET. The dial-in number for the call is 1-855-539-0897 in the United States or 1-412-455-6035 outside the United States. The conference confirmation number for login is 81779519. A live audio webcast of the call can be accessed through the Investor section of DCP Midstream Partners' website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until Midnight ET, on August 27, 2015, by dialing 1-855-859-2056 in the United States or 1-404-537-3406 outside the United States. The replay conference number is 81779519. An audio webcast replay and presentation slides and transcript in PDF format will also be available by accessing the Investor/Event Calendar section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain our cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense, non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense, non-cash commodity derivative losses, and certain other non-cash charges. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense, non-cash commodity derivative losses, and certain other non-cash charges for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership's adjusted EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses and certain other non-cash charges, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. Non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that are not accounted for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the “Risk Factors” section of the Partnership's 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015 and quarterly reports subsequently filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$352	$754	$822	$1,767
Transportation, processing and other	84	80	163	163
(Losses) gains from commodity derivative activity, net	(6)	(22)	13	(37)
Total operating revenues	430	812	998	1,893
Purchases of natural gas, propane and NGLs	(306)	(676)	(708)	(1,561)
Operating and maintenance expense	(51)	(56)	(98)	(101)
Depreciation and amortization expense	(29)	(28)	(58)	(54)
General and administrative expense	(22)	(15)	(43)	(31)
Goodwill impairment	(49)	—	(49)	—
Other expense	(1)	—	(1)	(1)
Total operating costs and expenses	(458)	(775)	(957)	(1,748)
Operating (loss) income	(28)	37	41	145
Interest expense	(22)	(23)	(44)	(42)
Earnings from unconsolidated affiliates	44	16	67	19
Income tax benefit (expense)	4	(1)	3	(4)
Net income attributable to noncontrolling interests	—	—	—	(10)
Net (loss) income attributable to partners	(2)	29	67	108
Net income attributable to predecessor operations	—	—	—	(6)
General partner's interest in net income	(31)	(27)	(62)	(53)
Net (loss) income allocable to limited partners	$(33)	$2	$5	$49

Net (loss) income per limited partner unit — basic and diluted	$(0.29)	$0.02	$0.04	$0.49

Weighted-average limited partner units outstanding — basic and diluted	114.7	108.4	114.5	100.9

	June 30,	December 31,
	2015	2014
	(Millions)

Cash and cash equivalents	$24	$25
Other current assets	337	565
Property, plant and equipment, net	3,474	3,347
Other long-term assets	1,748	1,802
Total assets	$5,583	$5,739

Current liabilities	$490	$601
Long-term debt	2,162	2,061
Other long-term liabilities	48	51
Partners' equity	2,852	2,993
Noncontrolling interests	31	33
Total liabilities and equity	$5,583	$5,739

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	$(2)	$29	$67	$108
Interest expense	22	23	44	42
Depreciation, amortization and income tax expense, net of noncontrolling interests	26	28	55	55
Goodwill impairment	49	—	49	—
Non-cash commodity derivative mark-to-market	55	30	97	43
Adjusted EBITDA	150	110	312	248
Interest expense	(22)	(23)	(44)	(42)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(26)	(28)	(55)	(55)
Other	—	(1)	1	—
Adjusted net income attributable to partners	102	58	214	151
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(8)	(11)	(15)	(17)
Distributions from unconsolidated affiliates, net of earnings	17	11	20	21
Depreciation and amortization, net of noncontrolling interests	30	27	58	51
Impact of minimum volume receipt for throughput commitment	2	2	5	4
Discontinued construction projects	1	—	1	1
Adjustment to remove impact of pooling	—	—	—	(6)
Other	(3)	6	(2)	10
Distributable cash flow	$141	$93	$281	$215

Adjusted net income attributable to partners	$102	$58	$214	$151
Adjusted net income attributable to predecessor operations	—	—	—	(6)
Adjusted general partner's interest in net income	(31)	(27)	(62)	(53)
Adjusted net income allocable to limited partners	$71	$31	$152	$92

Adjusted net income per limited partner unit - basic and diluted	$0.62	$0.29	$1.33	$0.91

Net cash provided by operating activities	$162	$154	$350	$300
Interest expense	22	23	44	42
Distributions from unconsolidated affiliates, net of earnings	(17)	(11)	(20)	(21)
Net changes in operating assets and liabilities	(69)	(83)	(154)	(100)
Net income attributable to noncontrolling interests, net of depreciation and income tax	—	—	(1)	(12)
Discontinued construction projects	(1)	—	(1)	(1)
Non-cash commodity derivative mark-to-market	55	30	97	43
Other, net	(2)	(3)	(3)	(3)
Adjusted EBITDA	$150	$110	$312	$248
Interest expense	(22)	(23)	(44)	(42)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(8)	(11)	(15)	(17)
Distributions from unconsolidated affiliates, net of earnings	17	11	20	21
Adjustment to remove impact of pooling	—	—	—	(6)
Discontinued construction projects	1	—	1	1
Other	3	6	7	10
Distributable cash flow	$141	$93	$281	$215

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015		2014		2015		2014
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$141		$93		$281		$215
Distributions declared	$121		$111		$242		$217
Distribution coverage ratio - declared	1.17	x	0.84	x	1.16	x	0.99	x

Distributable cash flow	$141		$93		$281		$215
Distributions paid	$121		$106		$241		$192
Distribution coverage ratio - paid	1.17	x	0.88	x	1.17	x	1.12	x

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net (loss) income attributable to partners	$(7)	$40	$44	$130
Non-cash commodity derivative mark-to-market	55	30	100	42
Depreciation and amortization expense	27	26	53	50
Goodwill impairment	49	—	49	—
Noncontrolling interest portion of depreciation and income tax	—	—	(1)	(2)
Adjusted segment EBITDA	$124	$96	$245	$220

Operating and financial data:
Natural gas throughput (MMcf/d)	2,679	2,556	2,655	2,464
NGL gross production (Bbls/d)	156,840	156,058	153,932	147,443
Operating and maintenance expense	$43	$49	$83	$87

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$41	$30	$78	$46
Depreciation and amortization expense	2	2	4	3
Adjusted segment EBITDA	$43	$32	$82	$49

Operating and financial data:
NGL pipelines throughput (Bbls/d)	255,810	174,847	254,001	133,561
NGL fractionator throughput (Bbls/d)	56,043	51,297	54,018	53,257
Operating and maintenance expense	$6	$4	$10	$8

Wholesale Propane Logistics Segment:
Financial results:
Segment net income (loss) attributable to partners	$4	$(2)	$29	$9
Non-cash commodity derivative mark-to-market	—	—	(3)	1
Depreciation and amortization expense	—	—	1	1
Adjusted segment EBITDA	$4	$(2)	$27	$11

Operating and financial data:
Propane sales volume (Bbls/d)	10,420	12,322	20,517	22,185
Operating and maintenance expense	$2	$3	$5	$6

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Q314	Q414	Q115	Q215	Twelve months ended June 30, 2015
	(Millions, except as indicated)

Net income (loss) attributable to partners	$116	$199	$69	$(2)	$382
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(7)	(14)	(7)	(8)	(36)
Depreciation and amortization expense, net of noncontrolling interests	26	30	28	30	114
Non-cash commodity derivative mark-to-market	(17)	(112)	42	55	(32)
Distributions from unconsolidated affiliates, net of earnings	16	8	3	17	44
Goodwill impairment	—	—	—	49	49
Impact of minimum volume receipt for throughput commitment	3	(7)	3	2	1
Discontinued construction projects	—	2	—	1	3
Other	7	6	2	(3)	12
Distributable cash flow	$144	$112	$140	$141	$537
Distributions declared	$117	$120	$121	$121	$479
Distribution coverage ratio - declared	1.23x	0.93x	1.16x	1.17x	1.12x

Distributable cash flow	$144	$112	$140	$141	$537
Distributions paid	$111	$117	$120	$121	$469
Distribution coverage ratio - paid	1.30x	0.96x	1.17x	1.17x	1.14x